Exhibit 99.1

Tucows Reports Continuing Strong Financial Results

for Third Quarter of 2017

– Quarter Highlighted by 73% Year-Over-Year Growth in Revenue -

TORONTO, November 9, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2017. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended September 30			9 Months Ended September 30
	2017 (Unaudited)	2016 (Unaudited)	% Change	2017 (Unaudited)	2016 (Unaudited)	% Change
Net revenue	85,008	49,064	73%	238,800	141,014	69%
Net income	3,439	4,741	(27%)	11,127	13,250	(16%)
Basic Net earnings per common share	0.33	0.45	(27%)	1.06	1.26	(16%)
Adjusted EBITDA[1,2]	9,368	8,575	9%	26,082	22,798	14%
Net cash provided by operating activities	7,282	5,269	38%	17,816	13,442	33%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. In the second quarter of 2016, Tucows revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

2.

Adjusted EBITDA for the third quarter and first nine months of 2017 reflect the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Enom acquisition which lowered Adjusted EBITDA by $1.5 million and $7.0 million for the third quarter and first nine months of 2017, respectively.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended September 30		3 Months ended September 30
	2017 (Unaudited)	2016 (Unaudited)	2017 (Unaudited)	2016 (Unaudited)
Network Access Services:
Mobile Services	21,749	18,375	9,383	9,288
Other Services	1,244	878	299	376
Total Network Access Services	22,993	19,253	9,682	9,664

Domain Services:
Wholesale
Domain Services	47,770	22,956	5,476	4,021
Value Added Services	4,401	2,227	3,730	1,764
Total Wholesale	52,171	25,183	9,206	5,785

Retail	8,873	3,721	4,262	1,993
Portfolio	971	907	791	776
Total Domain Services	62,015	29,811	14,259	8,554

Network Expenses:
Network, other costs	-	-	(2,461)	(1,288)
Network, depreciation and amortization costs	-	-	(1,322)	(292)
Total Network expenses	-	-	(3,783)	(1,580)

Total revenue/gross margin	85,008	49,064	20,158	16,638

“This was another strong quarter for both our present and our future,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “As for the present, the third quarter of 2017 was yet another quarter of record revenue at $85 million. For the future, all our business units took steps in the right direction. The integration of our domain name platforms is going well. Ting Mobile continues to grow its customer base and its reputation. Ting Internet is executing well and ramping quickly.”

“I am particularly proud that we can make such meaningful investments in infrastructure, people and customer acquisition without taking a step backwards on topline growth.”

Financial Results

Net revenue for the third quarter of 2017 increased 73% to $85.0 million from $49.1 million for the third quarter of 2016.

Net income for the third quarter of 2017 decreased 27% to $3.4 million, or $0.33 per share, from $4.7 million, or $0.45 per share, for the third quarter of 2016. Adjusted EBITDA1 for the third quarter of 2017 increased 9% to $9.4 million from $8.6 million for the third quarter of 2016. The increase in adjusted EBITDA1 was largely the result of the acquisition of Enom in January 2017 and, to a lesser extent, continued growth in the Company’s incumbent Domains business. Year-over-year growth in adjusted EBITDA1 was negatively impacted by two factors that benefitted the third quarter of 2016. Ting Mobile received a cost decrease from its network suppliers in advance of permanently passing the decrease on to customers. In addition, the Company recorded a reversal of an overachievement bonus accrual of in the third quarter of 2016 that was not repeated in the third quarter of 2017. These one-time occurrences inflated third quarter 2016 adjusted EBITDA1 by more than $0.9 million.

Cash and cash equivalents at the end of the third quarter of 2017 were $12.5 million compared with $15.1 million at the end of the second quarter of 2017 and $10.5 million at the end of the third quarter of 2016.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended September 30		9 months ended September 30*
	2017 (unaudited)	2016 (unaudited)	2017 (unaudited)	2016 (unaudited)
Net income for the period	3,439	4,741	11,127	13,250
Depreciation of property and equipment	978	457	2,614	1,305
Amortization of intangible assets	2,245	293	6,070	650
Impairment of intangible assets	2	3	2	28
Interest expense, net	864	135	2,703	302
Provision for income taxes	1,823	2,493	2,781	6,476
Stock-based compensation	203	195	834	586
Unrealized loss (gain) on change in fair value of forward contracts	1	(20)	(37)	(292)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(426)	278	(760)	493
Acquisition and transition costs**	239	-	748	-

Adjusted EBITDA	9,368	8,575	26,082	22,798

*Adjusted EBITDA amounts presented herein for the nine months ended September 30, 2016 have been recast to reflect adjusted EBITDA definitional changes described in the Company’s Form 10-Q Quarterly Report for the three months ended September 30, 2016.

**Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, related to our acquisition of eNom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Tucows management will host a conference call today, Thursday, November 9, 2017 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2017 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 3676019 followed by the pound key. The telephone replay will be available until Thursday, November 16, 2017 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 28 million domain names and millions of value-added services through a global reseller network of over 39,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com